Exhibit 3.1

AMENDMENT NO. 2 TO THE BYLAWS OF
NOVA BIOSOURCE FUELS, INC.

The Bylaws of Nova Biosource Fuels, Inc., a Nevada corporation (the “Corporation”), are hereby amended as follows:

1.             The first sentence of Section 4.2 of the Bylaws is hereby amended to read in its entirety:  “The authorized number of directors of the Corporation shall be not less than three (3) and not more than nine (9).”